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                                                                      EXHIBIT 11


              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
              STAEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (in thousands, except per share data)
                                  (unaudited)


                                                    Three Months Ended March 31,
                                                    ---------------------------
                                                           2000       1999
                                                        --------    -------

 Net loss                                               $(21,236)   $(4,275)
                                                        =========   ========

 Basic:
  Weighted average number of common shares outstanding    63,312     62,270
                                                        =========   ========

  Net loss per share                                    $   (.34)   $  (.07)
                                                        =========   ========

 Diluted:
  Weighted average number of common shares outstanding    63,312     62,270
  Dilutive effects of stock options                            -          -
                                                        ---------   --------
  Weighted average number of common and
    common equivalent shares outstanding                  63,312     62,270
                                                        =========   ========

  Net loss per share                                    $   (.34)   $  (.07)
                                                        =========   ========